Exhibit 10.2

EXECUTION VERSION

TAX MATTERS AGREEMENT

DATED AS OF May 3, 2021

BY AND AMONG

MEREDITH HOLDINGS CORPORATION

MEREDITH CORPORATION

AND

GRAY TELEVISION, INC.

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of May 3, 2021 with effectiveness as of the Closing Date under the Merger Agreement (“Effective Date”), is by and among Meredith Holdings Corporation, an Iowa corporation, an Iowa corporation (“SpinCo”), Meredith Corporation, an Iowa corporation (the “Company”) and Gray Television, Inc., a Georgia corporation (“Parent”). Each of SpinCo, the Company, and Parent is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, the board of directors of the Company has determined, among other things, that it is in the best interests of the Company’s shareholders (i) to create a new publicly traded company that shall own the SpinCo Assets, and distribute, on a pro rata basis, all of the issued and outstanding shares of the common stock of SpinCo, par value $1.00 per share (the “SpinCo Common Stock”) and the class B common stock of SpinCo, par value $1.00 per share (the “SpinCo Class B Stock”) to the Company’s shareholders, after which (ii) a newly formed Subsidiary of Parent, which will be a Delaware corporation (“Merger Sub”), will merge, pursuant to the terms of the Agreement and Plan of Merger by and among the Company, Parent and Merger Sub (as defined below), dated as of May 3, 2021 (the “Merger Agreement”), with and into the Company with the Company surviving such merger (the “Merger”) as a wholly-owned Subsidiary of Parent;

WHEREAS, the Company, SpinCo and Parent will enter into the Separation and Distribution Agreement, a form of which is attached to the Merger Agreement (the “Separation and Distribution Agreement”), pursuant to which, among other things, (i) (a) the Company will, and will cause its Subsidiaries to, transfer the SpinCo Assets to SpinCo and its Subsidiaries, (b) SpinCo or certain of its Subsidiaries will assume certain liabilities of the Company comprising the SpinCo Liabilities; and (c) engage in such other transactions as are described in the Plan of Separation (the transactions described in this clause (i), together with certain related transactions, the “Separation”); and (ii) the Company will distribute, on a pro rata basis, (x) all of the issued and outstanding shares of SpinCo Common Stock owned by the Company to record holders of shares of common stock, par value $1.00 per share (“Company Common Stock”), of the Company and (y) all of the issued and outstanding shares of SpinCo Class B Stock owned by the Company to record holders of shares of class B common stock, par value $1.00 per share (“Company Class B Stock”), of the Company (together, the “Distribution”);

WHEREAS, the Company, Parent and Merger Sub have entered into the Merger Agreement pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned Subsidiary of Parent; and

WHEREAS, in connection with the Separation and the Merger, the Parties wish to provide for the payment of Tax liabilities and entitlement to Refunds, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes.

1.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 3.02(a).

“Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Closing Date” means the date on which the Merger is consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioner” shall mean the Commissioner of the IRS.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Group Member” means any entity that was an Affiliate or Subsidiary of the Company during the Pre-Closing Period.

“Company Group” means collectively the Company and Company Group Members.

“Company Taxes” means any (a) Taxes of the Company Group or any Company Group Member that will not be a SpinCo Group Member in the Post-Closing Period, in each case other than Pre-Closing Period Taxes; and (b) any Taxes of the SpinCo Group or the Company Group resulting from a Matrix Station Divestiture (calculated in accordance with Section 2.05(a)).

“Controlling Party” has the meaning set forth in Section 5.03.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Income Taxes” means any Taxes based upon, measured by, or calculated with respect to: (i) net income, profits, gains or net receipts (including, but not limited to, any capital gains, minimum Tax or any Tax on items of Tax preference, but not including sales, use, real or personal property, or transfer or similar Taxes) or (ii) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i).

2.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law).

“Matrix Station Divestiture” means a Matrix Station Divestiture (as defined in the Merger Agreement) of a station owned by the Company Group.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the recitals to this Agreement.

“Non-Controlling Party” has the meaning set forth in Section 5.03.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Group” means, individually or collectively, as applicable, Parent and Parent Group Members.

“Parent Group Member” means Parent, the Company Group and any other Affiliate or Subsidiary of Parent.

“Parent Returns” has the meaning set forth in Section 3.01.

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Person” has the meaning set forth in the Separation and Distribution Agreement.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date, including the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

“Prime Rate” means the base rate on corporate loans charged by Citibank, N.A. from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund by the Party otherwise required to pay such amount.

“RemainCo Assets” has the meaning set forth in the Separation and Distribution Agreement.

3.

“Required Party” has the meaning set forth in Section 2.04(a).

“Separation” has the meaning set forth in the recitals to this Agreement.

“Separation and Distribution Agreement” has the meaning set forth in the recitals to this Agreement.

“SpinCo” has the meaning set forth in the preamble to this Agreement.

“SpinCo Assets” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Common Stock” has the meaning set forth in the recitals to this Agreement.

“SpinCo Group Member” means SpinCo and any entity that will be an Affiliate or Subsidiary of SpinCo immediately after the Effective Time.

“SpinCo Group” means collectively SpinCo and all SpinCo Group Members.

“SpinCo Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Returns” has the meaning set forth in Section 3.01.

“SpinCo Taxes” means (a) any Taxes of the Company Group or the SpinCo Group for the Pre-Closing Period, including, for the avoidance of doubt, any Taxes attributable to the Transactions (except to the extent arising from a Matrix Station Divestiture or as provided in Section 2.03), (b) any Post-Closing Period Taxes of the SpinCo Group; provided, that any such Taxes described in clause (a) or (b) hereof shall be calculated in accordance with Section 2.05.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, including, but not limited to, net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, gaming, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, stamp, alternative minimum, estimated, value added, ad valorem, and other taxes, charges, fees, duties, levies, imposts, or other similar assessments, (ii) any interest, penalties or additions attributable thereto and (iii) all liabilities in respect of any items described in clauses (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Asset” has the meaning set forth in Section 2.08.

“Tax Attributes” means net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses, any other losses, deductions, credits or other comparable items, and asset basis, that could affect a Tax liability for any taxable period.

4.

“Tax Matter” has the meaning set forth in Section 6.01.

“Tax Proceeding” means any communication from a Taxing Authority, audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Rate” means the highest rate of tax under Section 11 of the Code plus 4.5%.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Time of Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Transaction Deductions” means, without duplication, all items of loss or deduction permitted by applicable Law, whenever paid or accrued, resulting from or attributable to: (a) the exercise or cash out of stock options or RSUs or other equity-based awards of the Company in accordance with the Merger Agreement, (b) the payment of bonuses or other compensation in connection with the transactions contemplated by the Merger Agreement or any Employee Matters Agreement; (c) any transaction expenses of the Company Group or the SpinCo Group incurred in connection with the Merger; or (d) any fees, expenses, premiums and penalties with respect to the prepayment of debt and the write-off of the amortization of deferred financing, in each case with respect to indebtedness repaid at Closing.

“Transaction Documents” has the meaning set forth in the Separation and Distribution Agreement.

“Transactions” means the Separation, the Distribution, the Merger, and the other transactions contemplated by the Transaction Documents and the Merger Agreement.

“Transfer Taxes” has the meaning set forth in Section 2.03.

“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“U.S.” means the United States of America.

Section 1.02 Additional Definitions. Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Separation and Distribution Agreement.

5.

ARTICLE II

ALLOCATION OF TAX LIABILITIES

Section 2.01 General Rule. SpinCo shall be liable for, and shall indemnify and hold harmless the Company Group and the Parent Group from and against any liability for, Taxes that are allocated to SpinCo under this Article II. Parent shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for, Taxes that are allocated to Parent under this Article II.

Section 2.02 Liability for Taxes and Related Expenses. Except as otherwise provided in this Article II, SpinCo shall be liable for any SpinCo Taxes.

Section 2.03 Transfer Taxes. Parent shall be liable for any excise, sales, use, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar Taxes (collectively, “Transfer Taxes”) imposed with respect to the Merger.

Section 2.04 Indemnity Payments.

(a) If a Party (or one or more of its Subsidiaries) is required under applicable Tax Law to pay to a Taxing Authority a Tax or other amount that the other Party (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the other Party within twenty (20) days of delivery by the other Party to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Taxing Authority to the date of reimbursement under this Section 2.04.

(b) For all Tax purposes, the Parties agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Time of Distribution) as either a contribution by the Company to SpinCo or an assumption by SpinCo of a Company liability, as the case may be, occurring immediately prior to the Time of Distribution and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

Section 2.05 Calculation of Taxes

(a) Matrix Station Divestiture. The Taxes attributable to a Matrix Station Divestiture that generates income or gain will be calculated by comparing the amount of Taxes payable with and without such Matrix Station Divestiture, treating such taxable income or gain as the last item of income or gain recognized on any applicable Tax Return.

(b) Transaction Deductions. Taxes of the Company Group or SpinCo Group for Pre-Closing Periods shall be calculated by treating all Transaction Deductions as deducted in the Pre-Closing Period.

Section 2.06 Allocations for Straddle Periods. For purposes of this Article II, the portion of Taxes of a Straddle Period allocable to the portion of such Straddle Period ending on the Closing Date shall be determined (i) in the case of Income Taxes, via a “closing of the books” as of the Closing Date (with deductions determined on a time basis, such as depreciation, allocated to the period prior to and after the “closing of the books” on a daily basis consistent with the principles set forth in clause (ii)), and (ii) in the case of other Taxes, by comparing the number of days in such Straddle Period up to and including the Closing Date to the total number of days in such Straddle Period and allocating on a pro-rata basis.

6.

Section 2.07 Post-Closing Actions. Notwithstanding anything to the contrary contained herein, SpinCo shall not be liable for any Taxes attributable to any actions undertaken by the Company Group on the Closing Date but after the Effective Time.

Section 2.08 Treatment of Tax Attributes. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed as a representation or warranty with respect to the amount or availability of any net operating loss, capital loss, deductions, Tax credits, Tax basis or other Tax asset or attribute of the Company Group in any taxable period (“Tax Assets”), and SpinCo shall not be liable for any Taxes resulting from the amount or unavailability of any Tax Asset unless such Tax is a SpinCo Tax.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.01 Preparation of Tax Returns.

(a) SpinCo shall prepare and Parent shall file (or cause to be filed) when due (including extensions) (i) Tax Returns of (A) the Company Group and (B) Company Group Members that will not be SpinCo Group Members in the Post-Closing Period for Pre-Closing Periods that are not Straddle Periods, and (ii) Tax Returns of any group that includes a SpinCo Group Member and any Company Group Member that will not be a SpinCo Group Member in the Post-Closing Period for Straddle Periods. SpinCo shall prepare and file (or cause to be filed) when due (including extensions) Pre-Closing Period Tax Returns of the SpinCo Group and SpinCo Group Members. All Tax Returns prepared by SpinCo pursuant to this Section 3.01(a) shall be referred to herein as “SpinCo Returns”. SpinCo shall prepare all SpinCo Returns that include Company Group Members that are not SpinCo Group Members in the Post-Closing Period in a manner that is consistent with past practice and in accordance with Schedule 3.01. Parent shall prepare and file (or cause to be filed) when due (including extensions) any Post-Closing Period Tax Returns of the Company Group and any Straddle Period Tax Returns of any Company Group Member that is not a SpinCo Return (as described above) (“Parent Returns”).

(b) The Parties shall provide, and shall cause their Subsidiaries to provide, reasonable assistance and cooperation to one another with respect to the preparation and filing of Tax Returns; provided, that SpinCo shall not be required to take any action materially more onerous than its past practice in the preparation of Tax Returns.

Section 3.02 Review of Tax Returns.

(a) At least thirty (30) days prior to the due date for filing any SpinCo Return except a SpinCo Return the due date for which (with maximum available extensions) is less than thirty (30) days after the Closing Date, in which case the thirty (30) day period will be reduced to one-third (1/3) of the days between the Closing Date and the due date, SpinCo shall provide a draft of such SpinCo Return to Parent for its review and comment to the extent such SpinCo Return is a Tax Return of the Company Group for the Pre-Closing Period. SpinCo shall consider in good faith any such comments made by Parent. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by a nationally recognized independent public accounting firm (the “Accounting Firm”) chosen by agreement of SpinCo and Parent. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than five (5) days before the due date for filing the applicable SpinCo Return, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. SpinCo and Parent shall equally share all fees and any other charges of the Accounting Firm.

7.

(b) At least thirty (30) days prior to the due date for filing any Parent Return, except a Parent Return the due date for which (with maximum available extensions) is less than thirty (30) after the Closing Date, in which case the thirty (30) day period will be reduced to one-third (1/3) of the days between the Closing Date and the due date, Parent shall provide a draft of such Parent Return to SpinCo for its review and comment, to the extent (i) such Parent Return relates to Taxes for which SpinCo would reasonably be expected to be liable under this Agreement, or (ii) SpinCo reasonably determines and notifies Parent that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. Parent shall consider in good faith any comments made by SpinCo with respect to such Tax Return. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than five (5) days before the due date for filing the applicable Parent Return and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. SpinCo and Parent shall equally share all fees and any other charges of the Accounting Firm.

Section 3.03 Transfer Tax Returns. Notwithstanding anything to the contrary herein, Tax Returns relating to Transfer Taxes shall be prepared and filed when due (including extensions) by the Person obligated to file such Tax Returns under applicable Law. The Parties shall provide, and shall cause their Subsidiaries to provide, assistance and cooperation to one another with respect to the preparation and filing of such Tax Returns.

Section 3.04 Distribution Tax Reporting. The Parties shall cause the Distribution to be reported to holders of Company Common Stock on IRS Form 1099-DIV. The Parties shall not take any position on any U.S. federal or state income Tax Return or take any other U.S. tax reporting position that is inconsistent with the treatment of the Distribution as a distribution to which Section 301 of the Code applies, except as otherwise required by applicable Law.

Section 3.05 Station Divestiture Tax Reporting. Parent shall cause any Matrix Station Divestiture to be reported on the Tax Returns of the Company Group for the Post-Closing Tax Period, and the Parties shall not take any position on any U.S. federal or state income Tax Return or take any other. U.S. tax reporting position that is inconsistent with this treatment.

ARTICLE IV

REFUNDS, CARRYBACKS, AND AMENDMENTS

Section 4.01 Refunds.

(a) Parent shall be entitled to (i) all Refunds of Taxes for which Parent is responsible pursuant to Article II and (ii) all Refunds of Taxes as a result of the carryback of any Tax Attribute from a Post-Closing Period to which SpinCo consented pursuant to Section 4.02, and SpinCo shall be entitled to all Refunds of Taxes for which SpinCo is responsible pursuant to Article II, including any refund created by the carryback of capital losses incurred in transactions that occur on or before the Closing Date to any Pre-Closing Period. Refunds of Taxes paid on a straddle period return shall take into account tax credits

8.

and estimated Taxes of each Party. Without limiting the generality of Section 6.01, the Parties shall use commercially reasonable efforts to obtain any refunds to which any Party is entitled pursuant to this Section 4.1. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund by the Party otherwise required to pay such amount.

(b) To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01, and an appropriate adjusting payment shall be made within ten (10) days after that Party is notified of the reduction.

Section 4.02 Carrybacks. Unless SpinCo consents in writing, no carryback of any loss, credit or other Tax Attribute from any Post-Closing Period shall be made to a Pre-Closing Period of any member of the Company Group.

Section 4.03 Amended Tax Returns and Other Post-Closing Actions. Unless required by a Final Determination, or unless SpinCo consents in writing, such consent not to be unreasonably withheld, conditioned, or delayed, Parent shall not be permitted to (a) amend any Tax Returns of the Company Group for a Pre-Closing Period, (b) consent to the waiver or extension of the statute of limitations relating to Taxes of the Company Group for a Pre-Closing Period, (c) make or change any Tax election or change any method of accounting that has a retroactive effect to any Pre-Closing Period of the Company Group, or (d) initiate or participate in any voluntary compliance, amnesty, self-correction or similar program with respect to Taxes of the Company Group for Pre-Closing Periods.

ARTICLE V

TAX PROCEEDINGS

Section 5.01 Notice. SpinCo, on the one hand, and Parent, on the other hand, shall provide prompt notice to the other of any written communication from a Taxing Authority regarding any pending Tax audit, assessment or proceeding or other Tax Proceeding of which it becomes aware related to Taxes for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, such failure shall not relieve the indemnifying party of any liability and/or obligation which it may have to the indemnified party under this Agreement except to the extent that the indemnifying party was actually harmed by such failure.

Section 5.02 Control. Subject to Section 5.03, (i) SpinCo shall have exclusive control over Tax Proceedings relating to the Pre-Closing Period and Tax Proceedings relating to SpinCo Returns, provided, however, that Parent shall have exclusive control over Tax Proceedings relating to any Tax Return of the Company Group for Pre-Closing Periods if and to the extent SpinCo fails to timely assume control over and resolve such Tax Proceeding after receiving notice thereof from Parent pursuant to Section 5.01, and (ii) Parent shall have exclusive control over Tax Proceedings relating to Parent Returns.

9.

Section 5.03 Settlement and Participation Rights. The Party in control of a Tax Proceeding, as determined under Section 5.02 (the “Controlling Party”), shall have the sole right to contest, litigate, compromise and settle such Tax Proceeding, without obtaining the prior consent of whichever of SpinCo or Parent is not the Controlling Party (the “Non-Controlling Party”). Notwithstanding the foregoing, with respect to any Tax Proceeding relating to Taxes for which the Non-Controlling Party may be liable hereunder or which would reasonably be expected to have an adverse effect on the Non-Controlling Party:

The Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all substantive actions taken or proposed to be taken by the Controlling Party in such Tax Proceeding with respect to such Taxes; (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such Tax Proceeding received from any Taxing Authority with respect to such Taxes; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such Taxes in such Tax Proceeding; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential Taxes in such Tax Proceeding; (v) the Controlling Party shall defend such Tax Proceeding diligently and in good faith; and (vi) the Controlling Party shall not settle any such Tax Proceeding without the prior written consent of the Non-Controlling Party, which shall not be unreasonably withheld, conditioned or delayed. The failure of the Controlling Party to take any action specified in the preceding sentence shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure.

ARTICLE VI

COOPERATION

Section 6.01 General Cooperation. The Parties shall each cooperate (and each shall cause its respective Subsidiaries to cooperate) with all reasonable requests in writing from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(a) the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(b) the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(c) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter;

(d) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries; and

10.

(e) the making of the Party’s employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters;

provided, that SpinCo shall not be required to take any action pursuant to this Section 6.01 that is materially more onerous than its past practice with respect to any Tax Matter.

Section 6.02 Retention of Records. SpinCo and Parent shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records and documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Notices. Any notices required to be delivered pursuant to this Agreement shall be delivered in accordance with Section 7.5 of the Separation and Distribution Agreement.

Section 7.02 Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between SpinCo or an SpinCo Entity, on the one hand, and Parent or a Parent Entity, on the other (other than this Agreement or any other Transaction Document), shall be or shall have been terminated no later than the Effective Time and, after the Effective Time, none of SpinCo or an SpinCo Entity, or Parent or a Parent Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 7.03 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for large corporate underpayments under Section 6621 of the Code from such due date to and including the payment date .

Section 7.04 Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 7.05 Termination. This Agreement may not be terminated except by an agreement in writing signed by each of the Parties to this Agreement; provided, that if the Merger Agreement has been terminated in accordance with its terms, this Agreement may be terminated in the sole discretion of the Company without the prior approval of any Person, including Parent.

Section 7.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

11.

Section 7.07 Joinder of SpinCo. Promptly following the formation of SpinCo, the Company shall cause SpinCo to execute a joinder to this Agreement in a form reasonably agreed to by the Company and Parent.

Section 7.08 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement and the Merger Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 7.09 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties hereto. This Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.10 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 7.11 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) the Company and Parent have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Section 7.12 Counterparts. This Agreement may be executed in counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

12.

Section 7.13 Coordination with the Employee Matters Agreement. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Matters Agreement (which is attached to the Merger Agreement as Exhibit B), such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 7.14 Effective Date. This Agreement shall become effective only upon the Effective Date.

13.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on the day and year first above written.

MEREDITH CORPORATION

By	/s/ Jason Frierott
Name:	Jason Frierott
Title:	Vice President, Secretary and Treasurer

MEREDITH HOLDINGS CORPORATION

By	/s/ Jason Frierott
Name:	Jason Frierott
Title:	Vice President, Secretary and Treasurer

[Signature Page to Tax Matters Agreement]

GRAY TELEVISION, INC.

By	/s/ Hilton H. Howell, Jr.
Name:	Hilton H. Howell, Jr.
Title:	Executive Chairman and Chief Executive Officer

[Signature Page to Tax Matters Agreement]